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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated April 13, 2005, relating to the financial statements and financial statement schedule of The Pep Boys—Manny, Moe & Jack and subsidiaries, and management's report on internal control over financial reporting appearing in the Annual Report on Form 10-K of The Pep Boys—Manny, Moe & Jack for the year ended January 29, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Philadelphia, Pennsylvania
April 27, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM